Exhibit 10.9

CONFIDENTIAL

RESEARCH AGREEMENT

This RESEARCH AGREEMENT (this “Agreement”), dated as of October 7, 2024 (the “Effective Date”), between Farlong Nutraceutical, Inc., a California company with a principal place of business at 18008 Sky Park Circle, Irvine, California 92614 (“Company”) and Beckman Research Institute of the City of Hope, a California non-profit public benefit corporation (“COH”) having an address of 1500 East Duarte Road, Duarte, California 91010-3000.

PRELIMINARY STATEMENT

Company has an interest in supporting research directed towards the identification of potential treatments for certain diseases in humans;

COH possesses skilled researchers and facilities suitable for research in the field of interest to Company; and

The Parties have agreed as to the terms and conditions on which COH shall conduct the Research (as hereinafter defined) under the direction of the Investigator (as hereinafter defined) and on the respective rights of the Parties with respect to the results of the Research.

TERMS AND CONDITIONS

In consideration of their mutual covenants set forth in this Agreement, Company and COH agree as set forth herein.

1.	DEFINITIONS

The following initially capitalized terms have the meanings set forth herein, unless otherwise expressly provided. Each meaning shall apply to both singular and plural forms of such capitalized terms as the context may require.

“Claim” has the meaning set forth in Section 9.2.

“COH Inventions” has the meaning in Section 5.5.

“Company Contribution” means the financial contribution of Company as specified in Exhibit A. The Company Contribution may be amended from time to time hereunder upon written agreement by Company and COH to address changes in such Research or to address additional Research to be performed.

“Company Inventions” has the meaning in Section 5.5.

“Confidential Information” means: (a) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; (b) all copies of the information and materials described in (a) above; and (c) the existence and each of the terms and conditions of this Agreement.

“Disclosing Party” has the meaning set forth in Section 6.2.

“Election Notice” has the meaning set forth in Section 5.6.

“Jointly-Owned Inventions” has the meaning in Section 5.5.

“Indemnitees” has the meaning set forth in Section 9.2.

“Investigator(s)” means, Dr. Shiuan Chen and Dr. Xiaoqiang Wang, or such other individual hereafter designated as the Investigator hereunder by COH and agreed to by Company.

“Party” means COH or Company, and “Parties” means COH and Company.

“Research” means the work to be performed by COH pursuant to the Research Plan.

“Research Plan” means any plan of work to be conducted at COH pursuant to this Agreement attached hereto as Exhibit B, as amended from time to time by the Parties.

“Reviewing Party” has the meaning set forth in Section 6.2.

“Subject Inventions” shall mean patentable inventions or discoveries conceived in the course of the Research by one or more employees or agents of COH, or by one or more employees or agents of Company, or jointly by one or more employees or agents of COH and one or more employees or agents of Company.

“Term” has the meaning set forth in Section 11.1 below.

2.	CONDUCT OF THE RESEARCH

2.1 Research; Additional Studies. Commencing on the Effective Date, COH shall use reasonable efforts to conduct the Research in a manner consistent with the Research Plan. To the extent the approval(s) or registration(s) of one or more governmental entities is required for COH to perform the Research Plan, Company represents and warrants that all such approvals have been obtained. All research will be conducted by or under the supervision of the Investigator. The Parties shall discuss in good faith any modifications to the Company Contribution or the Research Plan that may be proposed by Company or COH. Such proposed modifications shall not become effective until agreed to in writing by Company and COH.

2.2 Cooperation. Company and COH shall work together collaboratively, with the objective of completing the Research on a timely basis and within the Company Contribution. To the extent reasonably required to perform the Research, COH shall permit personnel of Company, upon reasonable prior notice to COH and conditioned upon appropriate assurances of confidentiality and compliance with COH restrictions applicable to such facilities, to visit the COH facilities where the Research is being conducted.

3.	COH AND COMPANY RESOURCES

3.1 Personnel. Following the Effective Date, Company and COH will each take reasonable steps to make available suitably qualified personnel for the conduct of the Research. Company and COH shall each be responsible for all compensation, fringe benefits, reimbursement of expenses and withholding of governmental taxes and charges with respect to its personnel, and Company and COH shall each have the right to terminate any of its personnel involved in the Research in its discretion.

3.2 Equipment and Facilities. All equipment and facilities necessary to perform the Research shall be provided by COH without any cost to Company. Unless otherwise agreed by the Parties, any equipment purchased by COH in support of the Research and funded in whole or in part by the Company Contribution shall remain the property of COH, notwithstanding the termination of the Research.

4.	COMPANY CONTRIBUTION; PAYMENT

4.1 Company Contribution. Company shall not be obligated to pay any amounts for the conduct of the Research other than the Company Contribution. If it shall appear to COH that the Company Contribution shall not be sufficient in connection with the Research, COH shall so inform Company as soon as reasonably possible and COH and Company shall determine whether the Company Contribution shall be amended to provide for such excess amounts. The amount of the Company Contribution shall be reviewed by COH and Company at least once every ninety (90) days during the Term.

4.2 Payments. Company shall make the Company Contribution to COH for the Research as set forth in Exhibit A. All such payments shall be made by bank wire transfer in accordance with the instructions agreed to by the Parties.

4.3 Materials. Company shall provide sufficient quantities of the materials listed in Exhibit C (“Materials”). The Materials shall be (a) sourced from legitimate and appropriately-licensed drug suppliers, (b) manufactured, synthesized, or processed in accordance with relevant current good manufacturing practices and (c) meet the specifications set forth in Exhibit C. Company hereby represents and warrants that Company is free to transfer to COH the Materials for the purpose contemplated in this Agreement and will comply with all applicable laws and regulations in procuring, storing, shipping and delivery of the Materials to COH. Further, Company hereby represents and warrants that Company has all necessary rights and licenses to grant a license and otherwise authorize COH to use the Materials in the activities contemplated herein, and hereby grants COH such rights, licenses and authorizations. Further, Company represents and warrants that the Materials are (1) derived from hemp; (2) and contains less than 0.3% THC on a dry weight basis.

5.	RECORDS; REPORTS; OWNERSHIP OF DATA AND DOCUMENTS; INTELLECTUAL PROPERTY

5.1 Records. COH will maintain complete and accurate records of the conduct, status and progress of the Research in compliance with its standard internal practices as in effect during the Term of the Agreement and make such records available to Company during mutually convenient times during normal business hours upon reasonable advanced written notice.

5.2 Reports. On or before each anniversary of the Effective Date, COH will provide a written report to Company with respect to the Research. Such reports will be prepared in the standard format of COH, and will summarize the work performed on the Research during the prior year. A final written report shall be delivered by COH to Company within 30 days after the completion of the Research or the termination of this Agreement, whichever is earlier.

5.3 Personnel. Each Party shall obtain, or shall have obtained, from each of its personnel involved in the Research an agreement by which each of them assigns to such Party all of his or her right, title and interest in and to (a) any invention or discovery conceived or reduced to practice in the performance of the Research, and (b) all rights, including copyright rights, in and to any original work of authorship prepared in connection with the Research.

5.4 Ownership of Data and Documents. All reports, findings, data and supporting documentation, in whatever form (e.g., laboratory notebooks, original data, slides, photographs or computer records), that are prepared or generated solely by COH pursuant to this Agreement and that do not constitute Subject Inventions (collectively, the “Results”) shall be the sole property and Confidential Information of COH.

5.5 Subject Inventions. Each Party shall promptly report to the other Party any Subject Invention, which report shall be accompanied by an invention disclosure that describes in reasonable detail the substance of the discovery or invention (a “Disclosure Report”). Inventorship of Subject Inventions will be determined in accordance with United States Patent Law. Ownership shall follow inventorship. All rights to Subject Inventions conceived solely by employees or agents of COH will belong solely to COH (“COH Inventions”). All rights to Subject Inventions conceived solely by employees or agents of Company will belong solely to Company (“Company Inventions”). All rights to Subject Inventions conceived jointly by employees or agents of COH and employees or agents of Company will belong jointly to COH and Company (“Jointly-Owned Inventions”).

5.6 Right of First Negotiation. With respect to COH Inventions or Jointly- Owned Inventions, subject to the terms and conditions of this Agreement, Company may, within Ninety Days (90) days after Company’s receipt of the related Disclosure Report pursuant to Section 5.5, notify COH in writing that Company has an interest in securing a non-exclusive or, with COH’s agreement, an exclusive license, to the Subject Invention described in such Disclosure Report. If Company shall fail to advise COH of its interest in securing a license within such Ninety Days (90)-day period, COH and Company shall each be free to exploit its interest in such Subject Invention for any purposes without the consent of the other Party and without any obligation to compensate the other Party. If Company shall so advise COH in writing (the “Election Notice”), COH and Company shall enter into good faith exclusive negotiations for a period of up to ninety (90) days after the date of the Election Notice for the grant of a license from COH to Company; provided, that the foregoing grants of rights, including grants of rights in a license, if any, shall be subject to: (i) the retained rights of the U.S. Government in the Subject Invention pursuant to 35 U.S.C. §§ 200-212 and applicable U.S. government regulations, (ii) the royalty-free right of COH and its affiliates to practice the Subject Invention for educational and research purposes, (iii) the right of COH and its affiliates to publicly disclose research results, and (iv) the right of COH and its affiliates to allow other collaborators to use the Subject Invention for the same purposes as (ii) and (iii). If, at the end of such ninety (90) day-day period, COH and Company have not entered into such a license, COH and Company each shall be free to exploit its interest in such Subject Invention without the consent of the other Party and without any obligation to compensate the other Party.

5.7 No Implied Rights. Except as expressly provided in this Agreement, no express or implied licenses or other rights are provided to Company under any patents, patent applications, trade secrets, or other proprietary rights of COH.

6	PUBLICATION

6.1 The Parties acknowledge that results of the Research may be published or otherwise publicly disclosed. Without limiting the foregoing, but subject to Section 6.2, COH reserves the right to publicly disclose the results of the Research. In connection with a publication, COH agrees to abide by the policies of journals in which the publications will appear on such matters as the public release or availability of data or biological materials relating to the publication. Authorship of results of the Research will be determined in accordance with academic standards and custom. Proper acknowledgment will be made for the contributions of each Party to the results of the Research being published.

6.2 The Party proposing a public disclosure (the “Disclosing Party”) will provide a copy of the proposed written or oral publication (including manuscripts, abstracts and oral presentations) to the other Party (the “Reviewing Party”) at least thirty (30) days prior to submission for publication in order to allow the Reviewing Party an opportunity to protect its Confidential Information or inventions that may be disclosed by the proposed public disclosure. If the Reviewing Party determines that its Confidential Information or an invention would likely be disclosed by the proposed public disclosure, it shall so advise the Disclosing Party within such thirty (30) day period, whereupon (a) the Disclosing Party shall delete all references to such Confidential Information and (b) the Disclosing Party shall postpone the proposed publication or presentation for up to an additional forty-five (45) days to afford the Reviewing Party the opportunity to prepare and file one or more patent applications with respect thereto. In addition, a Party will not publish Confidential Information received from the other Party without such other Party’s prior written consent.

7.	NOTICES

All notices under this Agreement shall be sent by registered or certified mail, postage prepaid, or by overnight courier service. Notices pertaining to this Agreement shall be sent to:

If to Company:	Copies to:

Attention:	[*]
Farlong Nutraceutical

18008 Sky Park Cir., Irvine,
CA 92614
Attention: [*]

If to City of Hope:	Copies to:

Beckman Research Institute of the City of Hope	[*]
1500 East Duarte Road, Duarte, CA 91010-3000
Phone: [*]
Fax: [*]
Attention: [*]
Email: [*]

8.	REPRESENTATIONS AND WARRANTIES

8.1 Company. Company hereby represents and warrants that: (a) it has full power and authority to enter into this Agreement, (b) it is bound by this Agreement in accordance with its terms, and (c) it has all necessary rights and licenses to transfer and authorize COH to use the Materials in the activities contemplated under this Agreement, and hereby grants COH such rights, licenses and authorizations.

8.2 COH. COH hereby represents and warrants that it (a) has full power and authority to enter into this Agreement, and (b) is bound by this Agreement in accordance with its terms.

9.	DISCLAIMERS AND LIMITATION OF LIABILITY

9.1 Warranties Disclaimed. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 8, EACH PARTY DISCLAIMS ALL WARRANTIES OF WHATEVER NATURE, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.2 Indemnification. Company shall indemnify, defend and hold harmless COH and officers, directors, medical and professional staff, employees and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense incurred by or imposed upon them in connection with any claims, suits, actions, demands or judgments (“Claim”) by a third party, including any governmental entity, arising out of (a) any breach by the Company of its obligations, representations or warranties in this Agreement or (b) arising out of the manufacture, use or sale of any material or product developed by or on behalf of Company as a result of the Research and/or embodying Subject Inventions and/or based on any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any process or service made, used or sold by Company pursuant to any right or license granted under this Agreement. Company’s indemnification of the Indemnitees or any one of them shall not apply to the extent such Claim is caused solely by the gross negligence or intentional misconduct of the Indemnitees.

9.3 Insurance. Company shall maintain insurance policies appropriate for the conduct of its business and reasonably sufficient to cover potential Claims and the defense thereof, and will provide copies of such insurance policies to COH upon written request.

9.4 Limitation of Liability. COH’S LIABILITY TO COMPANY ARISING FROM COH’S BREACH OF ANY COVENANT, REPRESENTATION, WARRANTY, OR PERFORMANCE UNDER THIS AGREEMENT, SHALL BE LIMITED TO THE TOTAL AMOUNT FUNDED BY COMPANY CONTRIBUTION TO COH FOR THE PERFORMANCE OF THE RESEARCH UNDER THIS AGREEMENT. Notwithstanding anything herein to the contrary, in no event will COH be liable to Company for any special, incidental, consequential or indirect damages incurred or suffered by Company or by a third party, arising out of any dispute or other claims or proceedings made by or brought against such party with respect to the Research, and/or any other information or materials provided by Company to COH pursuant to this Agreement.

10	CONFIDENTIALITY

10.1 Mutual Confidentiality. Neither Party shall disclose the other Party’s Confidential Information to any person other than its employees, including the Investigator, who are bound by obligations of confidentiality and who have a need to know such information in order to perform their obligations in connection with the Research. Each Party may only use the other Party’s Confidential Information as permitted to perform its respective obligations under this Agreement.

10.2 Exceptions. The obligations of confidentiality applicable to Confidential Information shall not apply to any information that is (a) known publicly or becomes known publicly through no fault of the recipient; (b) learned by the recipient from a third party entitled to disclose it without obligation of confidentiality; (c) developed by the recipient independently of information obtained from the disclosing party as evidenced by prior written records of the recipient; (d) already known to the recipient without obligation of confidentiality before receipt from the disclosing party, as shown by its prior written records; or (e) is disclosed by the recipient to the public to the extent required by law, regulation, the order of a judicial or administrative authority, and/or the rules of any stock exchange, provided that the recipient promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek confidential treatment, a protective order or other appropriate remedy and/or to comment on the disclosure and/or waive compliance with the provisions of this Agreement (for clarity, the foregoing includes the recipient’s obligation to use all reasonable efforts to ensure confidential treatment is maintained and/or renewed for the maximum allowable time period).

10.3 Publicity. Subject to Section 10.2(e), neither Party may issue a press release or otherwise publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed, using the exact language as previously disclosed, without the prior consent of, the other Party; provided, that if the language being re-disclosed is a quotation from the Investigator or other COH personnel, Company shall provide prior written notification to COH. Without limiting the foregoing, (i) the Company may not otherwise reference or quote the Investigator or other COH personnel in a press release, any other media release, or promotional material including websites or other electronic media without the prior written consent of COH, and (ii) the Company may not reference COH in a press release, any other media release, or promotional material including websites or other electronic media without prior written consent from COH. With respect to COH, all notifications and requests for consents under this Section 10.3 should be directed to COH’s Media Department (media@coh.org).

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided herein, shall expire on the third anniversary of the Effective Date (the “Term”).

11.2 Right to Terminate. Either Company or COH may terminate this Agreement effective upon notice to the other:

(a) the other Party commits a material breach of this Agreement and the breach is not remedied within 30 days after the receipt of notice identifying the breach, requiring its remedy and stating the intent of the Party giving notice to terminate in the absence of remedy, or

(b) the other Party (i) becomes unable to pay its debts as they become due, (ii) suspends payment of its debts, (iii) enters into or becomes subject to corporate rehabilitation or bankruptcy proceedings or liquidation or dissolution, (iv) makes an assignment for the benefit of its creditors or (v) seeks relief under any similar laws for debtor’s relief.

11.3 COH may terminate this Agreement effective upon notice to Company if the performance by either Party to this Agreement of any term, covenant, condition or provision hereof: (i) shall jeopardize (1) the licensure of COH, (2) COH’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (3) the full accreditation of COH by The Joint Commission or any other state or nationally recognized accreditation organization, or (4) COH’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body.

11.4 Effect of Expiration or Termination. In the event COH terminates this Agreement pursuant to Section 11.2, COH may effective upon notice to Company at any time after any such termination terminate any or all other agreements between COH or its affiliates and the Company or its affiliates. Within 30 days following the expiration or termination of this Agreement, each Party shall promptly deliver to the other party all of its Confidential Information (save one copy for archival purposes).

12.	MISCELLANEOUS

(a) Neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Company without the prior written consent of COH. Notwithstanding the foregoing, Company may assign or transfer its rights and obligations under this Agreement to a person that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 12(a) shall be null and void.

(b) Company hereby certifies to COH under penalty of perjury that Company has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not arrange or contract with any such individuals or entities during the term of this Agreement. Company agrees to notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of Company or any employee, contractor or agent of Company. Any breach of this section of the Agreement by Company shall be grounds for immediate termination of this Agreement by COH.

(c) This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

(d) Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

(e) This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. Any dispute arising under or with respect to this Agreement may be brought and maintained solely in the state or federal courts located in Los Angeles, California, and the Parties expressly consent to the exclusive jurisdiction of such courts for such purpose.

(f) Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by war, act of terrorism, strike, riot, storms, explosions, fire, act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions currently in place or re-imposed, failure of suppliers or third parties, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party and the nonperforming Party has exerted reasonable efforts to avoid or remedy such force majeure event; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Notwithstanding anything in this Agreement or at law or in equity to the contrary, if COH has not sought relief under this Section 12(f), Company cannot seek relief hereunder to excuse it from any obligation to pay any amounts otherwise required to be paid by Company pursuant to this Agreement.

(g) The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

(h) Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

(i) No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

(j) This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy of this Agreement, including the signature pages, will be deemed an original.

(l) Any and all provisions, promises, representations, warranties, and indemnifications contained herein which by their nature or effect are required or intended to be observed, kept, or performed after the Term or termination of this Agreement will survive such Term or termination and remain binding upon and continue to the benefit of the Parties.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Company and COH have caused this Agreement to be executed and delivered as of the date hereof.

FARLONG NUTRACEUTICAL, INC.		BECKMAN RESEARCH INSTITUTE OF THE CITY OF HOPE

By	/s/ Sara Zhang	By	/s/ George Megaw, Ph.D.
Name	Sara Zhang	Name	George Megaw, Ph.D.
Title	Business Development	Title	VP Business Innovation

EXHIBIT A

Company Contribution

Overall Budget:	$137,750.00

Company shall pay COH according to the following schedule:

Payment Amount	Payment Due Date
$15,000.00	Within ten (10) days of the Effective Date
$61,375.00	March 31, 2025
$61,375.00	August 31, 2025

EXHIBIT B

Research Plan

Summary of study

1)	List of samples provided from Farlong Nutraceutical

Active components in White Button Mushroom.

2)	Description of experiments that Dr Shiuan Chen’s laboratory at COH will perform using the aforementioned samples

Use of active components in White Button Mushroom for in vitro and in vivo assays of anti-cancer activity.

Background and Objective

Farlong Nutraceutical is a natural product company at Irvine, California to process and develop functional products composed of natural products. Dr Shiuan Chen’s lab at COH of COH is doing cutting-edge research on developing botanical intervention against cancers, including the prostate and breast cancers. The objective of this collaborating project is to identify and test the potential anti-cancer effects of natural products from White Button Mushroom provided by Farlong Nutraceutical. Successful completion of this project may provide a solid foundation for further collaboration to develop novel preventive or therapeutic agents for cancer.

Experimental Strategies

Farlong Nutraceutical and Dr Shiuan Chen’s lab will collaborate to identify and test several potential anti-cancer effects of active components from White Button Mushroom. Farlong Nutraceutical will develop methods to separate and purify the chlorogenic acid, lignan glycosides and triterpenoid saponins from White Bottom Mushroom (Farlong’s WBM); and provide to Dr Shiuan Chen’s lab at COH. Dr Shiuan Chen’s group will use both in vitro and in vivo assays to test the anti-cancer effects of the components from White Button Mushroom. The identified compounds may have the potential for future anti-cancer drug development.

In summary, there are three major goals we will pursue in this project.

Items	Definitions
Testing product	Farlong’s white button mushoom extract (Farlong-WBM)
Reference product	COH’s white button mushroom extract (COH-WBM)
Anti-prostate cancer activity	anti-androgenic activity in prostate cancer cell line (LNCaP) and/or in prostate cancer (CDX or PDX) murine model;
Anti-breast cancer activity	aromatase inhibitor activity in breast cancer cell line (MCF- 7aro) and/or in breast cancer (CDX or PDX) murine model;
Immune modulation activity	human monocytic THP-1 cells activation assay and/or syngeneic CDX murine model

Step 1. (Deliverable) Test the anti-cancer (prostate and breast) and immune modulation effect of active components from White Button Mushroom in evidence (mechanism)- based cell’ assays.

Step 2. (Deliverable) Test the anti-cancer effect and immune modulation effect of active components from White Button Mushroom in animal models.

Timeline

Timeline	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
In vitro cell assay
LNCaP cell assay
MCF-7aro cell assay
THP-1 cell assay
In vivo animal assay
Prostate cancer model
Breast cancer model
Syngeneic murine model

Budget Justification

Items	Amount
Salary	58,555
Animal (mice, husbandry)	20,000
Supplies (Regents, lab materials, et al)	16,445
COH indirect costs	42,750

EXHIBIT C

Materials

List of materials to be provided by Company to COH:

Active components from White Bottom Mushroom in dry powder.

Sample information:

We didn’t employ indicator compounds and didn’t cut fractions. Instead, we applied the following percolation extraction method to attempt to capture all the active compounds present in white button mushrooms:

Step 1: Soak the mushrooms in 75% ethanol (which includes 10% pure water) for 24 hours, followed by percolation using 16 times the volume of 75% ethanol.

Step 2: Soak the mushrooms in 20% ethanol (comprising 80% pure water) for 4 hours, and then percolate using 8 times the volume of 20% ethanol.

The resulting solutions from both steps were combined and evaporated to yield the white button mushroom extract.

Percolation is an efficient, continuous process where the saturated solvent is continuously replenished with fresh solvent. By selecting the appropriate solvents, we can extract all the active components from the white button mushrooms, discarding only the insoluble components like fibers.